Exhibit 4.173

ASSIGNMENT OF GEOTHERMAL LEASE AGREEMENT

This Assignment of Geothermal Lease Agreement #189093 ("Assignment") is executed and delivered effective as of May 6, 2011, by and between RLF Nevada Properties, LLC, a Colorado limited liability company ("Assignor") and Blue Mountain Research & Development LLC, a Nevada limited liability company (“Assignee”).

Assignor has on this date conveyed to Assignee all of its right, title and interest in and to certain real property located in Humboldt County, Nevada, legally described on Exhibit A attached hereto and incorporated herein by this reference (the "Property").

FOR AND IN CONSIDERATION OF One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Assignment. Assignor hereby conveys, assigns, transfers and sets over to Assignee all of its right, title and interest in and to that certain Geothermal Lease Agreement #189093, dated March 31, 2003, by and between RLF Nevada Properties, LLC, successor in interest to Nevada Land and Resource Company, LLC, a limited liability company and NGP Blue Mountain I LLC, successor in interest to Nevada Geothermal Power Company, successor in interest to Noramex Corporation, a Nevada Corporation.

Assumption. Assignee hereby accepts such assignment and assumes all liabilities, and agrees to perform all duties and obligations of Assignor under the Geothermal Lease # 189093 arising or accruing from and after the date hereof.

IN WITNESSTNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:
RLF Nevada Properties LLC
A Colorado limited company
By: /s/ James W Geisz
Title: Authorized Representative

ASSIGNEE:
Blue Mountain Research & Development LLC
By: /s/ John H. Snow
Title: Managing Member

STATE OF COLORADO	)
	)	ss.
COUNTY OF EL PASO	)

This instrument was acknowledged before me on 12 May, 2011 by James W. Geisz its Authorized Representative of and for Nevada Properties, LLC, a Colorado Limited Liability Company

Exhibit A

The portion of Geothermal Lease Agreement that pertains to the section described below:

All of Section 13, Township 36 North, Range 34 East, MDB&E lying in Humboldt County, Nevada containing approximately 640.00 acres.